EXHIBIT 11
PG&E CORPORATION
COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE

		Three months ended March 31,
		-----------------------------------
	(in millions, except per share amounts)	2003	2002 (4)
		------------	------------
	Income (Loss) from continuing operations	$(278)	$623
	Discontinued operations	(70)	8
		------------	------------
Net income (loss) before cumulative effect of a change in accounting principle		(348)	631
	Cumulative effect of a change in accounting principle	(6)	-
		------------	------------
	Net income (loss)	$(354)	$631
		=======	=======

	Weighted average common shares outstanding, basic (1)	382	364
Add:	Employee Stock Options and PG&E Corporation
	shares held by grantor trusts	-	4
		------------	------------
	Shares outstanding for diluted calculations	382	368
		=======	=======
	Earnings (Loss) Per Common Share, Basic (2)
	Income (loss) from continuing operations	$(0.73)	$1.71
	Discontinued operations	(0.18)	0.02
	Cumulative effect of a change in accounting principle	(0.02)	-
		------------	------------
	Net earnings (loss)	$(0.93)	$1.73
		=======	=======
	Earnings (Loss) Per Common Share, Diluted (2) (3)
	Income (loss) from continuing operations	$(0.73)	$1.69
	Discontinued operations	(0.18)	0.02
	Cumulative effect of a change in accounting principle	(0.02)	-
		------------	------------
	Net earnings (loss)	$(0.93)	$1.71
		=======	=======

(1) Weighted average common shares outstanding exclude shares held by a subsidiary of PG&E Corporation (23,815,500 shares at March 31, 2003 and 2002, respectively) and PG&E Corporation shares held by grantor trusts to secure deferred compensation obligations (281,985 shares at March 31, 2003 and 2002, respectively).

(2) This presentation is submitted in accordance with Item 601(b)(11) of Regulation S-K and Statement of Financial Accounting Standards No. 128.

(3) The diluted earnings per share for the three months ended March 31, 2003, excludes approximately one million incremental shares related to employee stock options and shares held by grantor trusts, five million incremental shares related to warrants, and 18 million incremental shares related to the 9.5 percent Convertible Subordinated Notes and includes associated interest expense of $4 million (net of income taxes of $3 million) due to the antidilutive effect upon loss from continuing operations.

(4) Prior year amounts have been restated to reflect the reclassification of USGenNE, Mountain View, and ET Canada operating results to discontinued operations.